UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        August 29, 2012

                            ZYGO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12944	06-0864500
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Laurel Brook Road, Middlefield, CT	06455-0448
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                  (860) 347-8506

                                          Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 29, 2012, the Company entered into an Executive Transition Agreement (the “Agreements”) with various of its senior executive officers, including each of Messrs. John P. Jordan (Vice President, Chief Financial Officer), David Basila (Vice President Business Development), Douglas J. Eccleston (Senior Vice President, Worldwide Operations), and John M. Stack (President, Optical Systems Division). In general, the Agreements provide that if, within one year following a change in control of the Company (as defined in the Agreement), the Company or its successor terminates the employment of the executive officer without cause (as defined in the Agreement), or the executive officer voluntarily terminates his employment for good reason (as defined in the Agreement), the executive officer will receive a lump-sum cash payment equal to (i) the pro rata portion of his target bonus amount for the fiscal year in which his employment is terminated (based on the number of days elapsed in that year); and (ii) the sum of (a) one year’s then-current annual base salary for the executive plus (b) 100% of his target bonus amount for the fiscal year in which his employment is terminated. The Agreements further provide for the accelerated vesting of shares of restricted stock, stock options or other equity-based incentive awards granted to the executive officer and for continued participation, at the same benefit and contribution levels, in the Company’s group health plan for one year following such termination of employment, in the event of a change in control. The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Executive Transition Agreement attached as Exhibit 10.1 to this Current Report on Form
8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1	Executive Transition Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYGO CORPORATION

Date: August 31, 2012	By:	/s/ John P. Jordan
Name: John P. Jordan Title: Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

10.1	Executive Transition Agreement.